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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
ShowCase Corporation:

We consent to the use of our reports dated May 2, 2000, with respect to the consolidated balance sheets of ShowCase Corporation as of March 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000 and the related schedule, included herein, and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.


Minneapolis, Minnesota
January 24, 2001